Item 27. Exhibit (d) xv.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

(Under section 408A of the Internal Revenue Code)

INTRODUCTION

GENERAL INSTRUCTIONS (Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

This annuity rider, modeled after IRS Form 5305-RB, meets the requirements of section 408A and has been automatically approved by the IRS.  A Roth individual retirement annuity (Roth IRA) is established after the contract, which includes this rider, is fully executed by both the individual (annuitant) and the issuer.  The contract must be for the exclusive benefit of the annuitant or his or her beneficiaries.

Do not file this form with the IRS.  Instead, keep it for records purposes.

Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the annuitant’s gross income; and distributions after 5 years that are made when the annuitant is 59 1/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includible in gross income.  For more information on Roth IRAs, including the required disclosure the annuitant can get from the issuer, get Pub. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

IRA Conversion Contributions.  IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA.  A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Issuer. The issuer is the insurance company providing the annuity contract.  The insurance company may use other terms besides “issuer” to refer to itself, such as, “company”, “insurer”, or “us.”

Annuitant.  The annuitant is the person who establishes the annuity contract.  The insurance company may use other terms besides “annuitant” to refer to the person who establishes the annuity contract, such as “owner”, “applicant”, “insured”, or “you”.

SPECIFIC INSTRUCTIONS

Article I.  The annuitant may be subject to a 6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the annuitant have been made for the same tax year, (2) the annuitant’s adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the annuitant’s and spouse’s compensation does not exceed the amount contributed for them for the tax year.  The annuitant should see the disclosure statement or Pub. 590 for more information.

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Article V.  This article describes how distributions will be made from the Roth IRA after the annuitant’s death.  Elections made pursuant to this article should be reviewed periodically to ensure they correspond to the annuitant’s intent.  Under paragraph 2 of Article V, the annuitant’s spouse is treated as the owner of the Roth IRA upon the death of the annuitant, rather than as the beneficiary.  Overriding language has been added to Article IX to enable the spouse to be treated as the beneficiary, and not the owner.

Article IX.  Article IX and any that follow it may incorporate additional provisions that are agreed to by the annuitant and issuer to complete the contract.  They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the issuer, issuer’s fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the annuitant, etc.  These provisions may be on additional pages, if necessary, attached to this form.

TEXT

This rider is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.  This Roth IRA rider supersedes a prior Roth IRA rider.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

Article I
Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004.  That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter.  For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000 for 2008 and thereafter.  For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Article II
1.
The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants.  For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000.  In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant’s AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return.  Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

2.	In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

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Article III
The annuitant’s interest in the contract is nonforfeitable and nontransferable.

Article IV
1.	The contract does not require fixed contributions.

2.
Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

Article V
1.
If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant’s surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

(a)
The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant’s death, over the designated beneficiary’s remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant.  Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

(b)	The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant’s death.

2.	If the annuitant’s spouse is the designated beneficiary on the annuitant’s date of death, such spouse will then be treated as the annuitant.

Article VI
1.
The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations section 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2.	The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

Article VII
Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, and other published guidance will be invalid.

Article VIII
This rider will be amended as necessary to comply with the provisions of the Code, related regulations, and other published guidance.  Other amendments may be made with the consent of the persons whose signatures appear on the contract.

Article IX
1.
Except in the case of disability or a distribution that is a first-time homebuyer expense (limited to $10,000), in the event that any distribution is made to the annuitant under this contract prior to his/her attaining age 59 1/2, such distribution may be subject to certain federal tax penalties.

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2.	The annuitant under this contract must also be the owner of the contract. No contingent annuitant or joint annuitant may be named.

3.	Part 2 of Article V of this rider is amended by changing the word “will” to “may”.

4.	Contributions may be made after the annuitant attains age 70 1/2.

5.
Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “rider” shall be substituted for the word “endorsement”.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

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